UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 1, 2019

DIME COMMUNITY BANCSHARES, INC.
(Exact name of the registrant as specified in its charter)

Delaware	000-27782	11-3297463
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

300 Cadman Plaza West, 8th Floor Brooklyn, New York	11201
(Address of principal executive offices)	(Zip Code)

(718) 782-6200
(Registrant’s telephone number)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 1, 2019, Dime Community Bancshares, Inc. (the “Company”) entered into change in control employment agreements (the “Agreements”) with each of the following executive officers: Stuart H. Lubow, Senior Executive Vice President – Business Banking, Robert S. Volino, Senior Executive Vice President and Chief Operating Officer, Avinash Reddy, Executive Vice President and Chief Financial Officer, and James L. Rizzo, Senior Vice President and Comptroller, among other officers (collectively, the “Executive Officers”).

For Mr. Lubow, the new Agreement supersedes his recently expired Employment and Change in Control Agreement.  For Messrs. Volino and Rizzo the new Agreements supersede their recently expired Employee Retention Agreements.  The Agreements are not employment agreements and do not guarantee any employment terms prior to a change in control (as such term is defined in the Agreements).  In the event of a change in control, the Executive Officer is entitled to certain employment protections during the period beginning on the date of a change in control and ending on the second anniversary of such date (the “Employment Period”).  If, during the Employment Period, the Executive Officer’s employment is terminated by the Executive Officer for good reason (as such term is defined in the Agreements) or by the Company for a reason other than for cause, death or disability (as such terms are defined in the Agreements), then within 30 days after the date of termination, the Executive Officer shall receive a lump sum severance equal to the aggregate of:

•
The Executive Officer’s unpaid current year annual base salary through the date of termination, unpaid prior fiscal year bonus if such bonus has been determined but not paid as of the date of termination, any accrued and unpaid vacation pay (collectively, the “Accrued Obligations”), and a portion of the recent bonus (as such term is defined in the Agreements) pro-rated through the date of termination (the “Pro Rata Bonus”);

•
Three times the Executive Officer’s annual base salary and most recent bonus in the case of Messrs. Lubow, Volino and Reddy, and one times the Executive Officer’s annual base salary and most recent bonus in the case of Mr. Rizzo;

•
The amount of contributions under the savings plans (as such term is defined in the Agreements) that the Executive Officer would receive if his employment continued for three years in the case of Messrs. Lubow, Volino and Reddy, and one year in the case of Mr. Rizzo following the date of termination; and

•
An amount equal to 150% of the premiums for healthcare and life insurance coverage under the Company’s healthcare plans that the Company would pay if the Executive Officer continued his employment for three years in the case of Messrs. Lubow, Volino and Reddy, and one year in the case of Mr. Rizzo following the date of termination.

Each Agreement contains a “net-best” provision, which provides that if Section 280G of the Internal Revenue Code of 1986, as amended, applies to payments the Executive Officer receives in connection with a change in control and such payments trigger an excise tax, then those payments will be reduced to an amount that will not trigger the excise tax, if such reduction would result in a greater net amount, as measured on an after-tax basis, paid to the Executive Officer.

If an Executive Officer terminates his employment other than for good reason, or because of death or disability, the executive will not receive any compensation or benefits after the termination date, other than the Accrued Obligations and Pro Rata Bonus. If an Executive Officer’s employment is terminated by the Company for cause, the executive will not receive any compensation or benefits after the date of termination, other than earned but unpaid base salary. Any such payments will be made within 30 days of the date of termination.

The foregoing description of the Agreements is not complete and is qualified in its entirety to reference to the Agreements, which are attached hereto as Exhibits 10.1, 10.2, 10.3 and 10.4 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Description

Exhibit 10.1	Change in Control Employment Agreement between Dime Community Bancshares, Inc. and Stuart H. Lubow

Exhibit 10.2	Change in Control Employment Agreement between Dime Community Bancshares, Inc. and Robert S. Volino

Exhibit 10.3	Change in Control Employment Agreement between Dime Community Bancshares, Inc. and Avinash Reddy

Exhibit 10.4	Change in Control Employment Agreement between Dime Community Bancshares, Inc. and James L. Rizzo

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dime Community Bancshares, Inc.
(Registrant)

DATE: February 4, 2019	By:	/s/ PATRICIA M. SCHAUBECK
Patricia M. Schaubeck
Executive Vice President and General Counsel